SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Ennis, Inc.
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Ennis, Inc.
2441 Presidential Parkway
Midlothian, TX 76065
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, June 29, 2006
     We will hold the Annual Meeting of Shareholders of Ennis, Inc. on Thursday at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”), June 29, 2006 at 10:00 a.m. At the Annual Meeting, we will ask you to vote on the following proposals:
•	The election of three Directors to serve as Directors for a three year term or until their successors are elected and qualified;

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
     The foregoing items of business, including the nominees for directors are more fully described in the Proxy Statement which is attached to and made part of this Notice. If you were a shareholder at the close of business on May 1, 2006, you are entitled to notice of and to vote on the proposals to be considered at this year’s Annual Meeting. It is important that your Common Stock be represented at the Annual Meeting regardless of the number of shares you hold.
     You are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person, please know that we desire to have maximum representation of our shareholders at the meeting and respectfully request that you complete, date, sign and return the enclosed proxy as promptly as possible in the enclosed postage-paid self-addressed envelope. No additional postage is required if mailed in the United States. You may revoke your proxy at any time prior to the Annual Meeting as specified in the enclosed Proxy Statement. We look forward to hearing form you.
By Order of the Board of Directors
/s/ Richard L. Travis, Jr.
Corporate Secretary
Midlothian, Texas
May 30, 2006
YOUR VOTE IS IMPORTANT.
Please vote early, even if you plan to attend the Annual Meeting.

QUESTIONS AND ANSWERS
Why did I receive this Proxy Statement?
     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Ennis, Inc. (“Ennis,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our 2006 Annual Meeting of Shareholders (“Annual Meeting”).
     You are invited to attend our Annual Meeting on June 29, 2006 at 10:00 a.m. The Annual Meeting is open to all holders of our Common Stock. Each shareholder is permitted to bring one guest. The meeting will be held at the Midlothian Community center located at One Community Circle, Midlothian, Texas 76065.
     The Notice of 2006 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are being mailed on or about May 30, 2006.
I may have received more than one Proxy Statement. Why?
     If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card that you received.
How does the Board recommend that I vote my shares?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:
     FOR the Board’s proposal to elect nominated Directors.
What will occur at the Annual Meeting?
     We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of May 1, 2006 must be present in person or by proxy at the meeting. This is referred to as a quorum. Absentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
     All shareholders of record at the close of business on May 1, 2006 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 1, 2006, there were 25,479,606 shares of our Common Stock issued and outstanding. The holders of a majority, or 12,739,804 of the shares of our Common Stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.
     If enough stockholders are present at the meeting to conduct business, then we will vote to elect as members of our Board of Directors for a three-year term (Godfrey M. Long, Jr., Thomas R. Price and Alejandro Quiroz) and any other business properly coming before the meeting.
     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC and the Company will act as Inspectors of election.
     We know of no other matters that will be presented for consideration at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of Ennis, Inc. and our shareholders.
     A representative of Grant Thornton LLP, our independent accountants, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

What is a broker non-vote?
          If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for the election of directors.
How many votes are necessary to elect the nominees for director?
     The nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors, provided a quorum is present. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in this Proxy Statement.
     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.
What if a nominee is unwilling or unable to serve?
     The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.
How do I vote?
     You can vote either in person at the meeting or by proxy without attending the meeting.
     To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.
     Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your Company stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
     If you hold your stock through the Company’s employee benefit plans, you will receive a proxy card with instructions to vote, which are the same as any other shareholder.
What if I want to change my vote?
     You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:
•	Signing another proxy card with a later date and returning it to us prior to the meeting, or

•	Sending our Corporate Secretary a written document revoking your earlier proxy, or

•	Voting again at the meeting.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
     If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
     If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The election of directors for 2006 is considered a routine matter. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may return the proxy card without voting on that proposal. This is a broker non-vote.
     If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.
How are votes counted?
     In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes that are withheld will be counted for purposes of determining the presence or absence of a quorum but will have no other effect on the election of directors. For any other proposal, you may vote “FOR,” “AGAINST”, or “ABSTAIN”. If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”
What if I return my proxy but don’t vote for some of the matters listed on my proxy card?
     If you return a signed card without indicating your vote, your shares will be voted FOR the nominee directors listed on the card.
How do I raise an issue for discussion or vote at the next Annual Meeting?
     Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2007 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 17, 2007.
     All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.
     The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by our By-Laws and discussed in the section entitled Director Nominating Processes of this Proxy Statement.
Who will pay for the cost of this solicitation?
     Our Board has sent you this Proxy Statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

Where can I find the voting results of the Annual Meeting?
     We will announce the voting results at the meeting and will publish the results in our quarterly report on Form 10-Q for the second quarter of fiscal year ending February 28, 2007. We will file that report with the Securities and Exchange Commission on or before October 10, 2006. Form 10-Q is available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.
How can I access the Company’s proxy materials and Annual Report electronically?
          This Proxy Statement and the 2005 Annual Report are available on our website at www.ennis.com in the in the “Investor Relations” section.

MORE ABOUT THE PROPOSALS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
     The Company’s Bylaws provide that the number of directors will be nine. The Company’s Board of Directors consists of three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.
          Our Board of Directors proposes the election of Godfrey Long, Thomas R. Price and Alejandro Quiroz. as directors, to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2009, or until their successors are elected and qualified. Mr. Long, our new nominee, was introduced to our nomination and corporate governance committee by Mr. Walters, our Chairman, Chief Executive Officer and President. It is the Board’s opinion that because of the Candidates’ business experience and Mr. Price’s and Mr. Quiroz’s tenure as directors, they are sufficiently familiar with the Company and its business to be able to competently direct and manage the Company’s business affairs. Biographical information on Mr. Long, Mr. Price and Mr. Quiroz is set forth below in “SUMMARY OF ALL DIRECTORS AND EXECUTIVE OFFICERS — Directors, Nominees, Executive Officers and Significant Employees of the Company.”
          If Mr. Long, Mr. Price or Mr. Quiroz becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
THE NOMINEES FOR DIRECTOR SET FORTH ABOVE

SUMMARY OF ALL DIRECTORS AND EXECUTIVE OFFICERS
Directors, Nominees, Executive Officers and Significant Employees of the Company
     Three directors will be elected at the Annual Meeting to hold office until the 2009 Annual Meeting of Shareholders and until his or her successor is elected. Candidates for the election are: Godfrey M. Long, Jr., Thomas R. Price and Alejandro Quiroz.
     There is no family relationship among any of our directors and senior officers. The following table listed in alphabetical order sets forth the names of our directors, nominee for director and executive officers and their respective ages and positions.

		On
		Board	Term
Name	Age	Since	Expires	Positions
James B. Gardner	71	1970	2008	Director
Ronald M. Graham	58	2003	2008	Director, Vice President — Administration
Harold W. Hartley	82	1971	2007	Director
Godfrey M. Long, Jr.	64	—	—	Nominee for Director
Michael D. Magill	58	—	—	Executive Vice President and Treasurer
Robert L. Mitchell	72	1985	2006	Director
Thomas R. Price	67	1989	2006	Director
Kenneth G. Pritchett	68	1999	2007	Director
Alejandro Quiroz	53	2003	2006	Director
Todd Scarborough	38	—	—	Vice President — Apparel Division
James C. Taylor	64	1998	2007	Director
Richard L. Travis, Jr.	50	—	—	Secretary, CFO and Vice President — Finance
Keith S. Walters	56	1997	2008	Director, Chairman of the Board, CEO and President
     Set forth below is a description of the backgrounds of the executive officers and directors, including the nominees for director.
     James B. Gardner, Senior Managing Director of SAMCO Capital Markets. Mr. Gardner has served in his present position with SAMCO, a financial services firm, since May 1994. Mr. Gardner is also a director of Century Telephone Enterprises, Inc. and of NAB Asset Corporation.
     Ronald M. Graham, Vice President — Administration. Mr. Graham joined the Company in January 1998 as Director of Human Relations and subsequently was elected to Vice President Human Resources in June 1998. Prior to joining the Company, Mr. Graham was with E. V. International, Inc. (formerly Mark IV Industries, Inc.) for 17 years as Corporate Vice President, Administration. Prior to that time, Mr. Graham was with Sheller-Globe for 3 years as Corporate Director of Human Resources.
     Harold W. Hartley, Investments. Mr. Hartley retired in December 1985 and since that time has managed his private investments. Prior to Mr. Hartley’s retirement in 1986, he served as the Executive Vice President of Tenneco Financial Services, Inc., a subsidiary of Tenneco, Inc. Mr. Hartley served as the Executive Vice President and Treasurer for Southwestern Life Insurance Company, prior to its acquisition by Tenneco, Inc. He also worked as a senior financial analyst for a large mutual fund management company.
     Godfrey M. Long (Nominee), Mr. Long presently serves as Consultant and Director of Graphic Dimensions in Atlanta, Georgia since 2003. Previously, Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky from 1984 to 2002 and President and CEO of Blum Data Graphics, a forms distributor in Newport, Kentucky from 1981 to 2001. Mr.

Long’s experience also includes 10 years of banking as a commercial loan officer Wachovia Bank and Central Trust Company. Mr. Long is a nominee for director of the Company.
     Michael D. Magill, Executive Vice President and Treasurer of the Company. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc. for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation. Mr. Magill joined KBK Capital Corporation after 10 years with Mcorp, where he held various positions beginning as head of corporate finance and ending as CFO during Mcorp’s bankruptcy.
     Robert L. Mitchell, Retired President of the Company. Mr. Mitchell retired from the Company in December 1989. Prior to that date, he served as President and Chief Operating Officer of the Company from April 1985 and was continuously employed by the Company beginning in 1969. Mr. Mitchell’s term as Director will end June 29, 2006.
     Thomas R. Price, Owner and President of Price Industries, Inc. Mr. Price has been engaged in his present occupation since 1975.
     Kenneth G. Pritchett, President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the Dallas/Ft. Worth Metropolitan area since 1968, specializing in shopping center and exclusive residential development. Mr. Pritchett is a member of the Board of Trustees and Chairman of the Planning Committee for Charlton Methodist Hospitals. He is a Life Director for the National Home Builders, and the Texas Home Builders Association. He serves on the Executive Committee for the Metropolitan Homebuilders Association.
     Alejandro Quiroz, Chairman of the Board of PRINTER Group. Mr. Quiroz has served in his present position since 1990. Mr. Quiroz, currently a resident of San Antonio, Texas, has been engaged in the printing business in both the United States and Mexico, primarily in an executive capacity since 1975.
     Todd Scarborough, President of Alstyle Apparel and Vice President — Apparel Division. The Apparel Division was formed in November 2004 from the merger of the Company and Alstyle Apparel (Alstyle). Mr. Scarborough has held the position of President of Alstyle Apparel (“Alstyle”) since January 2005. Previous to his January 2005 appointment as President of Alstyle, Mr. Scarborough was Alstyle’s Vice President of sales and marketing from November 2003 to January 2005 and its eastern division sales manager from July 2002 to November 2003. Prior to his experience at Alstyle, Mr. Scarborough was a sales associate at Tee Jays Manufacturing, a custom vertical knit manufacturer from February 2002 to July 2002, and the director of manufacturing and sourcing for Lexington Fabrics, Inc., a custom vertical knit manufacturer from August 2000 to January 2002.
     James C. Taylor, Principal of The Anderson Group, Inc. The Anderson Group Inc., Bloomfield Hills, Michigan, is a private investment firm engaged in the acquisition and management of businesses in a variety of industries. Mr. Taylor joined The Anderson Group Inc. in 1989 and served as the President and Chief Executive Officer of four businesses affiliated with The Anderson Group Inc. Prior to 1989, Mr. Taylor was with United Technologies Corporation for 19 years, primarily in manufacturing operations, including 7 years as a Group Vice President.
     Richard L. Travis, Jr. Vice President — Finance, Chief Financial Officer and Secretary. Mr. Travis joined the Company in November 2005 as Vice President Finance, Chief Financial Officer. Previously, Mr. Travis was employed as the Chief Financial Officer and Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.

     Keith S. Walters, Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President - Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997, in various capacities, most recently as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation for 15 years, primarily in manufacturing and operations.
Security Ownership of Directors and Executive Officers
     The following table sets forth information regarding the beneficial ownership of our Common Stock as of May 1, 2006 for our Common Stock beneficially owned by each director, each of the most highly compensated executive officers, and all directors and executive officers as a group:
     The percentages of shares outstanding provided in the table is based on 25,479,606 voting shares outstanding as of May 1, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of May 1, 2006 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of our directors, the director nominee and senior officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

	Common Stock Ownership
	Number of Shares
			Obtainable		Percent of
	Directly	Indirectly	Through Stock		Outstanding
Name/Group	Owned	Owned	Option Exercise	Total	Shares
James B. Gardner (a)	17,125	—	27,500	44,625	*
Ronald M. Graham (e)	3,000	—	56,200	59,200	*
Harold W. Hartley (b)	3,375	26,975	27,500	57,850	*
Michael D. Magill (e)	3,200	—	6,025	9,225	*
Robert L. Mitchell (c)	58,081	—	27,500	85,581	*
Thomas R. Price (d)	105,000	10,000	5,000	120,000	*
Kenneth G. Pritchett (a)	30,500	—	7,000	37,500	*
Alejandro Quiroz	—	—	3,750	3,750	*
Todd Scarborough (e)	20,011	—	5,200	25,211	*
James C. Taylor	29,000	—	12,500	41,500	*
Richard L. Travis, Jr. (e)	—	—	5,200	5,200	*
Keith S. Walters (e)	31,650	—	326,200	357,850	1.4%
All Directors and Executive, as a group	300,942	36,975	509,575	847,492	3.3%

*	Denotes ownership of less than 1%

(a)	Shares attributable to Mr. Gardner and Mr. Pritchett are held in trust for the benefit of the named directors. Each has voting power over the shares.

(b)	Share held in trust of which Mr Hartley is one of the two trustees with shared voting power.

(c)	Mr. Mitchell’s term as Director will end on June 29, 2006.

(d)	Included in Directly Owned is 30,000 shares held in an irrevocable trust, which Mr. Price exercises voting control over. Mr. Price disclaims beneficial interest in his sister-in-law’s portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only.

(e)	Directly owned shares excludes restricted stock grants of 1,875, 6,624, 2,500, 1,000 and 9,920 for Mssrs. Graham, Magill, Scarborough, Travis and Walters, respectively, which were granted on February 28, 2006 and vests ratably over three years.

Owners of More than 5% of Our Common Stock
     This table gives information regarding all of the persons known by us to own, in their name or beneficially 5% or more of our outstanding common stock as of May 1, 2006.

			Combined
Name and Address		Number	Voting
of Beneficial Owner (a)	Class	of Shares	Power
J. Carlo Cannell (a)	Common	1,954,900	7.7%
150 California Street, Fifth Floor San Francisco, CA

John T. McLinden (b)	Common	1,704,112	6.7%
c/o Centrum Properties, Inc. 225 West Hubbard Street Chicago, IL 60610

Royce & Associates, LLC (c)	Common	1,311,500	5.2%
1414 Avenue of the Americas New York, NY 10019

(a)	The information is based on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006. Mr. Carlo Cannell (“Cannell”) is the controlling member of Cannell Capital, LLC (“Adviser”). The Adviser acts as the investment adviser to the Cuttyhunk Fund Limited (“Cuttyhunk”), The Anegada Master Fund Limited (“Anegada”), and TE Cannell Portfolio, Ltd. (“TEC”) and is an investment advisor to Tonga Partners, L.P. (“Tonga”). As of December 31, 2005, Cuttyhunk owned 463,800 shares (1.8%), Anegada owned 441,700 shares (1.7%), TEC owned 334,000 (1.3%) and Tonga owned 715,400 (2.8%). Adviser and Cannell, the majority owner and managing member of Adviser, have the right or power to direct the receipt of dividends and to direct the receipt of proceeds from the sale of common stock to the Adviser’s investment advisory clients. No single client owns more than 5% of our Common Stock.

(b)	The information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. Mr. McLinden and Mrs. McLinden are each the beneficial owner of 1,704,112 shares of our Common Stock. Mr. Mclinden owns of record 538,028 shares of our Common Stock, 19,993 of which shares are held in escrow pursuant to a stock pledge and escrow agreement, dated November 19, 2004 (the “Escrow Agreement”), among certain shareholders of Centrum Acquisition, Inc. (“Centrum”), including Mr. McLinden, J.P. Morgan Chase Trust and the Company. 1,116,084 shares of our Common Stock are owned of record by the Barbara S. McLinden Trust for which Mrs. McLinden is the trustee. 59,980 of the shares of our Common Stock are owned by the Barbara S. McLinden Trust are held in escrow pursuant to the Escrow Agreement. Mr. McLinden has sole voting and dispositive power with respect to 538,028 shares of our Common Stock. Mrs. McLinden and the Barbara S. McLinden Trust share voting and dispositive power with respect to 1,166,084 shares of our Common Stock. The John and Betsy McLinden Foundation, of which Mr. McLinden and Mrs. McLinden is each an officer and director, owns 50,000 shares of our Common Stock.

(c)	The information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 18, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s common stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2006, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis with the following exception. Due to error by the Company, all of our non-employee directors failed to timely file Form 4’s reporting the receipt of options granted under our Plan (the “Plan”) in connection with their April 2005 stock option grants. The Company has implemented steps designed to prevent such late filings with respect to the Plan in the future.

Corporate Governance Matters and Communications with the Board
General
     Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com
Director Independence
     Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the NYSE and in compliance with NYSE rules and has no material relationship with the Company. This group, which will consists of Mr. Gardner, Mr. Hartley, Mr. Price, Mr. Pritchett, Mr. Quiroz, Mr. Taylor and Mr. Long, after election, constitutes a majority of the Board.
Qualifications of Directors
     When identifying director nominees, the Nominating and Corporate Governance Committee (the “Committee”) seeks director candidates with high personal and professional ethics, integrity and values and who will be committed to representing the long-term interest of the Company’s shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.
Director Nomination Process
     The Company’s Governance procedures permit shareholders to nominate directors for election at an annual shareholders meeting under certain conditions. To nominate a director using this process, the shareholder must follow procedures set forth in the Company’s Governance Guidelines.
     Only shareholders that have owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s proposal may submit the name of a candidate for the Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:
•	A resume of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of our Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of our Common Stock for more than one year from the date of the shareholder’s proposal; and

•	A consent to have the shareholder’s name disclosed in our Proxy Statement
     Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.
•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of our stock, if any, owned by the nominee;

•	The name and address of the shareholder as they appear on the Company’s books;

•	The class and number of shares of our stock owned by the shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.
          The Committee will consider director candidates recommended by shareholders. If a shareholder wishes to recommend a director for nomination by the Committee, he or she should follow the same procedures set forth above for nominations to be made directly by the shareholder. In addition, the shareholder should provide such other information as it may deem relevant to the Committee’s evaluation. Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources.
Communication with the Board
          The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders may e-mail, call or write to the Board, as, more fully described on the Company’s website under “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder communications will be forwarded by the Corporate Secretary unopened to Jim Taylor, Chairman of the Nominating and Corporate Governance Committee.
Code of Business Conduct and Ethics
     The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all Senior Financial Officers. Our Code of business conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business conduct and Ethics is available free of charge by contacting Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, TX 76065-0403.
Board of Directors and Committees of the Board of Directors
Board of Directors
     Our business is managed under the direction of our Board of Directors. Our Board meets during the year and monitors management on behalf of the shareholders. During fiscal year ended February 28, 2006, the Board of Directors met five times. All of the directors attended 75% or more of the aggregate meetings of the Board and Board committees on which they served.
     Although we do not have a formal policy regarding attendance by Directors at our Annual Shareholders Meeting, we encourage and expect all of our Directors to attend our Annual Meeting. All nine Board members attended the Company’s Annual Meeting held on June 16, 2005.
     Our Corporate Governance Guidelines provide that non-employee directors will meet in executive session at each meeting. The Chairmen of the Committees preside at these meetings on a rotating basis. Each committee chair is responsible for setting the agenda for executive sessions of non-management directors and presiding at such meetings when they preside at such meeting.

Committees of our Board of Directors
     Our Company has a written charter for our Audit, Compensation, and Nominating and Corporate Governance Committees and can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.
          As of February 28, 2006, our Committee members included the following:

Nominating
and Corporate
Director’s Name	Audit	Compensation	Governance
Number of meetings held during fiscal year end February 28, 2006	7	5	2

Non-Employee Independent Directors
James B. Gardner	C	X
Harold W. Hartley	X		X
Robert L. Mitchell (1)			X
Thomas R. Price	X
Kenneth G. Pritchett	X	C
Alejandro Quiroz			X
James C. Taylor		X	C

C	Committee Chairman

X	Committee Member

(1)	Mr. Mitchell’s term as Director will end on June 29, 2006.
Audit Committee
          The Audit and Compliance Committee (1) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures (2) monitors the qualifications, independence and performance of our independent auditors and internal auditors (3) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics and (4) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.
Compensation Committee
          The Executive Compensation and Stock Option Committee oversees and administers our executive compensation policies, plans and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.
Nominating Committee
          The Nominating and Corporate Governance Committee is comprised of non-employee directors all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.
Compensation of Directors
     Directors who are Company employees receive no additional compensation for serving on the Board. Compensation for non-employee directors consists of equity and cash.
Equity Compensation. Non-employee directors receive a grant of stock options for 10,000 shares upon his/her initial election and an annual grant of stock options for 5,000 shares. The options vest 25% per year beginning with the second year after grant and become fully vested after five years. The grant price is the current market price as reported by the New York Stock Exchange.
Cash Compensation. All non-employee directors receive $18,000 annual cash compensation (the retainer) and $2,000 per Board meeting fee. Non-employee directors serving in specified committee positions also receive the following additional cash compensation.
•	$6,000 Chair of the Audit and Compliance Committee

•	$6,000 Chair of the Executive Compensation and Stock Option Committee

•	$6,000 Chair of the Nominating and Corporate Governance Committee

•	$1,500 All other Committee members – per meeting fee
All retainers are paid monthly and meeting fees are paid as incurred.
Stock Ownership
          Directors are encouraged but not required to own common stock of the Company. For additional information of Director stock ownership, please see table of Security Ownership of Directors and Executive Officers of this Proxy Statement.

EXECUTIVE COMPENSATION AND SUMMARY COMPENSATION
Summary Compensation Table
     The following table provides information concerning total compensation paid to our Chief Executive Officer and all other executive officers of the Company (collectively, the “Named Executive Officers”). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers by the Company or any of its subsidiaries during fiscal years ended February 28, 2006 and 2005 and February 29, 2004.

					Long-term compensation
						Securities
					Restricted	Underlying
		Annual Compensation			Stock	SAR’s/Options	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($) (a)	Other($) (b)	Awards (c)	Shares(#)	Payouts($)	Compensation($) (d)
Keith S. Walters	2006	$687,692	$700,000	$181,335	$195,325	5,200	$—	$12,920
Chairman of the Board,	2005	629,769	500,000	—	—	—	—	12,420
President and Chief	2004	563,846	432,940	30,000	—	—	—	12,420
Executive Officer

Michael D. Magill (e)	2006	343,269	199,000	52,500	130,427	2,600	—	6,500
Executive Vice President	2005	203,942	150,000	—	—	13,700	—	6,000
and Treasurer	2004	67,250	35,079	8,750	—	—	—	2,750

Ronald M. Graham	2006	222,115	60,000	52,654	36,919	5,200	—	6,500
Vice President	2005	208,269	100,000	—	—	—	—	10,140
	2004	187,846	96,209	10,000	—	—	—	10,140

Todd Scarborough (f)	2006	305,768	160,000	45,000	49,225	5,200	—	109,691
Vice President	2005	91,260	100,000	—	—	—	—	—
	2004	—	—	—	—	—	—	—

Richard L. Travis, Jr. (g)	2006	64,038	40,000	675	19,690	5,200	—	2,500
Vice President-Finance, Chief	2005	—	—	—	—	—	—	—
Financial Officer and
Secretary	2004	—	—	—	—	—	—	—

Harve Cathey (h)	2006	153,215	—	—	—	—	—	25,479
Vice President-Finance, Chief	2005	182,442	84,070	—	—	—	—	8,475
Financial Officer and
Secretary	2004	166,769	84,183	8,750	—	—	—	7,725

(a)	Bonuses are paid in the fiscal year following the year in which they are earned.

(b)	Amounts shown represent Supplemental Executive Retirement Program contributions with the following exceptions in 2006, amounts for Mr. Walters, Mr. Graham and Mr. Travis includes matching deferred compensation contributions of $9,615, $154 and $675 respectively.

(c)	Amounts shown represent the dollar value of the grant of restricted stock based on the value of our Common Stock on the grant date. All grants of restricted stock were made under the 1998 Option and Restricted Stock Plan. The grants were made in February 2006 and vest ratably over a three year period. Grants to executive officers were: Mr. Walters — 9,920 shares, Mr. Magill — 6,624 shares, Mr. Graham — 1,875 shares, Mr. Scarborough — 2,500 shares, and Mr. Travis — 1,000 shares.

(d)	Amounts shown represent payments for life insurance premiums and car allowance with the following exceptions in 2006, amounts for Mr. Scarborough includes $103,923 payment for housing allowance and $5,768 payment for unused vacation and amounts for Mr. Cathey includes $18,754 payments for unused vacation

(e)	Mr. Magill became an executive officer in October 2003.

(f)	Mr. Scarborough joined us in November 2004 and became an executive officer in April 2006.

(g)	Mr. Travis joined us as an executive officer in November 2005.

(h)	Mr. Cathey retired in November 2005

Option Grants in Latest Fiscal Year
           During fiscal year ended February 28, 2006, 37,700 stock options were granted to 13 employees under the Plan, amended as of June 17, 2004. All options granted were immediately exercisable. The following table sets forth certain information concerning Common Stock options granted to the named executive officers during the fiscal year ended February 28, 2006.

Individual Grants					Potential Realizable
	Number of				Value at Assumed
	Securities				Annual Rates of Stock
	Underlying	Percent of Total	Exercise		Price Appreciation
	Options	Options Granted	Price	Expiration	for Option Term (b)
Name	Granted (a) (#)	to Employees	($ per share)	Date	5% ($)	10% ($)
Keith S. Walters	5,200	13.79%	$19.69	2/27/2016	$64,391	$163,180
Michael D. Magill	2,600	6.90%	19.69	2/27/2016	32,196	81,590
Ronald M. Graham	5,200	13.79%	19.69	2/27/2016	64,391	163,180
Todd Scarborough (c)	5,200	13.79%	19.69	2/27/2016	64,391	163,180
Richard L. Travis, Jr. (d)	5,200	13.79%	19.69	2/27/2016	64,391	163,180

(a)	All options granted are exercisable for Common Stock pursuant to the Ennis, Inc. 1998 Option and Restricted Stock Plan, amended as of June 17, 2004.

(b)	Caution is recommended in interpreting the financial significance of these figures. Potential values are based on the assumption that the Company’s Common Stock will appreciate 5% or 10% each year, compounded annually, from the grant date of the option to the end of the option term, and therefore, the figures are not intended to forecast possible future appreciation, if any of the price of the Common Stock or establish a present value of the options.

(c)	Mr. Scarborough became an executive officer in April 2006

(d)	Mr. Travis joined us as an executive officer in November 2005.
Aggregated Option Exercises and Fiscal Year-End Values
     The following table shows information about all exercises of stock options by the named officers during the last fiscal year as well as the fiscal year-end option values for each named executive officer under the Plan and held by them at February 28, 2006.

			Number of Securities
			Underlying Unexercised Options		Value of Unexercised
	Shares		at Fiscal Year End		In-the-Money Options
	Acquired on	Value	February 28, 2006		at February 28, 2006 (a)
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Keith S. Walters	—	$—	319,950	6,250	$3,498,739	$73,875
Michael D. Magill	—	—	2,600	13,700	78	55,896
Ronald M. Graham	—	—	54,950	1,250	554,351	14,775
Todd Scarborough (b)	—	—	5,200	—	156	—
Richard L. Travis, Jr. (c)	—	—	5,200	—	156	—
Harve Cathey (d)	35,000	367,075	—	—	—	—

(a)	The closing price for the Company’s Common Stock as reported on the New York Stock Exchange on February 28, 2006 was $19.72. Value is calculated on the basis of the difference between $19.72 and the option exercise price of “in the money” options, multiplied by the number of shares of our Common Stock underlying the option.

(b)	Mr. Scarborough became an executive officer in April 2006.

(c)	Mr. Travis joined us as an executive officer in November 2005..

(d)	Mr. Cathey retired in November 2005.

Equity Compensation Plan Information

	Number of	Weighted-	Number of securities
	securities to be	average	available for future
	issued upon	exercise price	issuances under equity
	exercise of	of	compensation plans
	outstanding	outstanding	(excluding securities
	options	options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	687,600	$10.94	422,127
Equity compensation plans not approved by security holders	—	—	—

Total	687,600	$10.94	422,127

(1)	Includes the 1998 Option and Restricted Stock Plan and the 1991 Incentive Stock Option Plan
Pension Plan
     We have a noncontributory retirement plan that covers approximately 15% of our employees. The Plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan.
     The following table shows the maximum estimated annual retirement benefit payable according to the plan. The values reflect the standard pension formula values without recognizing special calculation rules applicable to select highly compensated employees. The number of full years of continuous service in the plan as of February 28, 2006 for Mr. Walters and Mr. Graham were 9 and 8, respectively. Mr. Magill, Mr. Scarborough and Mr. Travis are not currently eligible for coverage.

	Years of Credit Service at Retirement
Remuneration	15	20	25	30 (b)	35 (b)
$125,000	$19,978	$26,637	$33,297	$45,984	$53,648
150,000	24,665	32,887	41,109	55,359	64,586
175,000	29,353	39,137	48,922	64,734	75,523
200,000	34,040	45,387	56,734	74,109	86,461
225,000 (a)	37,790	50,387	62,984	81,609	95,211

(a)	Benefit amounts shown in the final row of $225,000 recognize only the current maximum limit of $220,000 under IRC 401(a)(17).

(b)	Benefit amounts shown under Years of Service columns 30 and 35 recognize the lower integration level of $550 per month for employees hired before March 1, 1976.

Employment Agreements and Change in Control
     On April 21, 2006, we entered into employment agreements (the “Agreements”) with Keith Walters, our Chairman, CEO and President, Michael Magill, our Executive Vice President and Treasurer, Richard Travis, our CFO and Vice President — Finance, Ronald Graham, our Vice President - Administration, and Todd Scarborough, our Vice President — Apparel Division (collectively hereinafter referred to as the “Executives”). The Agreements with the Executives contain the following material terms:
•	The term of the Agreements are from April 21, 2006 through April 21, 2009, with automatic successive one-year renewals on the same terms and conditions unless either party provides the other with 60 days notice of its election not to renew.

•	The Agreements provide the following annual base salary which may be increased but not decreased at the discretion of our Compensation Committee of the Board of Directors. If the base salary is increased at any time, it shall not thereafter be decreased during its initial or successive terms.

Name	Annual Base Salary
Keith Walters	$750,000
Michael Magill	$400,000
Richard L. Travis, Jr.	$250,000
Ronald Graham	$240,000
Todd Scarborough	$342,000
•	The Executives will be eligible to participate in all our short-term and long-term incentive and deferred compensation programs as has and may hereinafter be adopted by our Board of Directors.

•	The Agreements provide that we may terminate the Executives for “Cause” or “Without Cause.” If we terminate the Executives “Without Cause,” they will be entitled to be paid a Severance Payment equivalent to a certain factor of their annual base salary, then in effect, (“Salary”) plus a Severance Bonus equivalent to a certain factor times the bonus earned or paid them for the previous fiscal year (“Bonus”). For termination with “Cause,” the Executives will be eligible for a Severance Payment equivalent to a certain factor times their highest Salary in effect during the term of their respective Agreement.

Without Cause
Name	Salary	Bonus	With Cause
Keith Walters	2X	2X	1X
Michael Magill	1X	1X	.5X
Richard L. Travis, Jr.	1X	1X	.5X
Ronald Graham	1X	1X	.5X
Todd Scarborough	1X	1X	.5X
The Agreements provide that the Executives may terminate their employment in the (i) event of a “Change in Control,” as defined, and (ii) for “Good Reason,” as defined. In the event the Executives terminate their employment with the Company for “Good Reason,” we would be required to pay the Executives a benefit equivalent to there “Without Cause” termination benefit. In the event the Executives terminate their employment in connection with a “Change in Control,” in addition to the Executives normal Severance Payment and Severance Bonus indicated above, they would be eligible to receive an additional lump-sum severance payment of the lesser of (i) a certain factor of their Salary and Bonus, and (ii) the maximum amount of severance payment which is permitted to be deducted as compensation expense by us and to received by the Executive without liability for excise tax.

Change in Control
Name	Salary	Bonus
Keith Walters	2.99X	2.99X
Michael Magill	1X	1X
Richard L. Travis, Jr.	1X	1X
Ronald Graham	1X	1X
Todd Scarborough	1X	1X
The Agreements provide for a car allowance as determined by the Compensation Committee, currently as follows: Walters — $12,000, Magill, Travis and Scarborough — $8,000 per annum. In addition, the Agreements provide for continuation of basic employee group health benefits and executive outplacement services. Under a “Change in Control,” all the Executives outstanding stock options and other long-term incentive awards become immediately vested.
     For purposes of the Agreements, the terms “Good Reason,” “Cause,” Without Cause” and “Change in Control” have the following meanings:
     Good Reason - (i) a change in the officer’s position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement and (iv) a reduction in base annual salary.
     Cause — (i) the willful and continued failure by the Executive to follow the reasonable instructions of the Board of Directors which is not cured within 10 days of receipt by the Executive of written notice from us specifying such failure, (ii) the willful commission by the Executive of acts that are dishonest or inconsistent with local normal standards and demonstrably and materially injurious to us or our subsidiaries, monetarily or otherwise, (iii) the commission by the Executive of a felonious act, (iv) ongoing alcohol/drug addiction and a failure by the Executive to successfully complete a recovery program, (v) intentional wrongful disclosure of confidential information, (vi) intentional wrongful engagement in any competitive activity, or (vii) gross neglect of his duties by the Executive which is not cured within 10 days (30 days if diligently pursuing cure) of receipt of written notice.
     Without Cause - any termination for any reasons other than those specified under “Cause.”
     Change in Control — if one or more of the following events shall occur: (i) any person or entity, other than a qualified benefit plan owned by us or one of our affiliates, beneficially owns directly or indirectly more than 30% of our voting power, (ii) individuals who constitute our current Board of Directors cease to constitute a majority of our respective board members, unless such change is approved by the members in office immediately prior to such cessation, (iii) a sale, merger, acquisition where the greater than 50% voting control after such transaction resides in a person(s) who shall not have held such position prior to such transaction, (iv) sale or disposal of business operations which generated a majority of our consolidated revenues, and (v) approved distribution of our assets to our shareholders or our dissolution.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board of the Company is charged with administering the Company’s executive compensation programs. The Compensation Committee is composed solely of independent, outside directors who qualify as non-employee directors under Rule 16b-3 of the Securities Exchange Act of 1934 and as outside directors under section 162(m) of the Internal Revenue Code.
     The Compensation Committee of the Board of the Company, which is composed entirely of the three non-employee independent directors listed below, has furnished the following report on executive compensation. The Compensation Committee’s report documents the components of the Company’s executive officer compensation programs and describes the compensation philosophy on which 2006 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the three other executive officers that are named in the compensation tables who are currently employed by the Company (the “Named Executives”). The Compensation Committee, prior to implementation, submits its recommendations to the Board with respect to the compensation of the executive officers.
     The Compensation The Compensation Committee met five times in fiscal 2006 with all members of the Committee attending. Mr. Ken Pritchett is Chairman of the Compensation Committee. The Compensation Committee is responsible for administering the following plans and programs:
•	2004 Long-Term Incentive Plan

•	Management Short-Term Incentive Plan

•	Deferred Compensation Plan

•	Supplemental Executive Retirement Program
Compensation Philosophy
     The Compensation Committee reviews the executive compensation program of the Company annually and it is the philosophy of the Company that executive compensation is directly linked to continuous improvements in corporate performance. Specifically, the Compensation Committee has adopted the following objectives as guidelines for compensation decisions:
•	Provide a competitive total executive compensation package that enables the Company to attract and retain key executives and maintain a competitive position in the executive marketplace with employers of comparable size and in similar lines of business.

•	Enhance the compensation potential of executives by integrating pay programs with the Company’s annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

•	Provide variable compensation opportunities that are linked with the performance of the Company, emphasizing net earnings, return on capital and revenue growth.
Cash Compensation
     Cash compensation includes base salary and the Company’s annual incentive plan awards. Executive officers’ salaries are reviewed and approved annually by the Compensation Committee. The base salary of each of the Company’s executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the range of salaries paid in the competitive market in which the Company competes for comparable executive ability and experience. Factors that determine the salary for each executive officer include level of experience and job performance. Job performance is judged on both a subjective and objective basis, the latter measured against objectives agreed upon at the outset of the year.
Compensation of Chief Executive Officer
     During fiscal year 2006, the base salary of Mr. Walters, the Chief Executive Officer of the Company, increased by approximately 7.5% and his bonus increased by 40%. In addition, Mr. Walters received options to purchase 5,200 shares of the Company’s Common Stock at $19.69 per share and 9,920 shares of restricted stock valued at $195,325 as of the date of grant. The options vested on the date of grant and the restricted stock vests annually in increments of 33.3% per year. Mr. Walters also received a Supplemental Executive Retirement Program (“SERP”) contribution during the year of $171,720.

     Mr. Walters base salary is not solely related to specific measures of corporate performance. His tenure of service and his current job responsibilities, as well as the relative salaries of his peers in the industries in which the Company competes are also used to determine his base salary. His bonus is directly tied to the operational performance of the Company, and certain other factors. Stock awards are not necessarily tied to specific performance measures, but are generally based on Mr. Walters’ current compensation and the Company’s overall relative performance. SERP contributions are in accordance with terms of the Company’s long-term incentive plan.
     In addition to the Chief Executive Officer, the Compensation Committee reviews the performance of the other executive officers (collectively, “Named Executive Officers”). The Compensation Committee takes into account the Company’s operating and financial results for that year, the contribution of each executive officer to such results, the achievement of goals established for each such executive officer at the beginning of each year, and competitive salary levels for persons in those positions in the markets in which the Company competes. To assist in its deliberations, the Compensation Committee accesses comparable salary and incentive compensation information for a number of representative companies in the industry for comparison purposes. Following its review of the performance of the Company’s Named Executive officers, the Compensation Committee reports its recommendations for salary increases and incentive awards, if any, to the Board. In 2006, executive officers salaries were increased in those instances where promotions occurred, or when comparative data indicated the salary was below market value and/or performance warranted such an increase, and the Compensation Committee approved incentive compensation awards for all of the Named Executives. The Compensation Committee believed the recommended salary increases and incentive awards for Named Executives were warranted, were properly aligned to the Board’s compensation philosophy, and consistent with the performance of such executives during fiscal year 2006 based on the Compensation Committee’s evaluation of each individual’s overall contribution to accomplishing the Company’s fiscal year 2006 corporate goals and of each individual’s achievement of individual goals during the year.
Stock Options
     The Compensation Committee believes that it is essential to align the interests of the Company executives and other management personnel responsible for the growth of the Company with the interests of the Company’s shareholders. The Compensation Committee believes the long-term alignment of its executives to shareholders is best accomplished through the provision of stock option grants or restricted stock grants.
     The Compensation Committee determines the eligible employees, the timing of option and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options and stock awards. All of the active Executive officers named in the Summary Compensation Table were granted stock options or other awards under the 2004 Long-Term Incentive Plan in the fiscal year ended February 28, 2006 and all previous stock awards under the 2004 Long-Term Incentive Plan are disclosed in the Stock Option Table and Summary Compensation Table.
     The 2004 Long-Term Incentive Plan provides that options may be granted either as incentive stock options or as non-qualified stock options. Options may be granted for varying periods of from one to ten years. Options generally do not become exercisable until two years from the date of grant. Thereafter, the right to exercise options vests either: (a) in accordance with a schedule established at the time of grant, generally at a rate of 25% per year, cumulative to the extent not exercised in prior periods; or (b) on a schedule determined by achievement of specific performance factors. The exercise price for incentive stock options must be at least 100% of the last sale price on the exchange on which the stock is trading on the date of grant.
     The 2004 Long-Term Incentive Plan allocated another 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock, stock appreciation rights, restricted units, phantom stock options and other incentive awards. As in the Plan, the Compensation Committee generally will determine eligible employees, the timing of option and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of the stock options and other awards.

Management Short-Term Incentive Plan
     The management short-term incentive plan is a performance related bonus program administered by the Executive Compensation and Stock Option Committee (Committee). The Committee establishes performance goals related to revenues, net earnings and return on equity. Based upon achievement of goals with sales being weighted at 20% and net earnings and return on investment carrying a weight of 40% each, a performance bonus may be earned. The executive officers participate at levels varying from 40% to 60% of base pay. Thresholds and maximums are set for each goal. It is possible for an executive officer to earn anywhere between zero and up to 60% to 90% of base pay.
Supplemental Retirement Contributions and Deferred Compensation
     The Compensation Committee also recommended to the Board, and the Board approved, the creation of a Supplemental Executive Retirement Program (“Program”) for executive officers. Under the Program provides for discretionary contributions, recommended by the Compensation Committee and approved by the Board, to the Company’s Deferred Compensation Plan for the benefit of the executive officers of the Company. The Program is a non-qualified defined contribution plan and annual contributions and percentage calculations are at the discretion of the Board. The Compensation Committee also oversees the Company’s Deferred Compensation Plan.
Other Programs
     The Company also provides its executives and other employees with health and welfare benefit plans, including medical, dental, and life insurance; with pension and compensation deferral programs; and with perquisites and other benefits that are competitive with market practices.
Summary
     As demonstrated in each of the plans above, compensation in all its forms is linked directly to objective performance criteria of the Company, business units where applicable, and the individual executive’s performance. By doing so, the Compensation Committee has created an environment that encourages long-term decisions that will benefit the Company, its shareholders, customers, and employees and at the same time allows the executives, managers, and key contributors within the Company to share in the success of those decisions and actions. Furthermore, the Compensation Committee believes that the total compensation program for executive officers of the Company will be competitive with the compensation programs provided by other corporations with which the Company competes.
     The Compensation Committee believes the actions taken regarding executive compensation were appropriate in view of individual and corporate performance.
Internal Revenue Code Section 162(m)
     The Compensation Committee has taken action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s and its subsidiaries’ respective executive officers.
     The Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options, restricted stock, restricted stock units, and other performance-based awards.
     The Company’s Compensation Committee will continue to review the Company’s executive compensation practices to determine if elements of executive compensation qualify as “performance-based compensation” under the Internal Revenue Code and will seek to preserve tax deductions for executive compensation to the extent consistent with the Compensation Committee’s determination of compensation arrangements necessary and appropriate to foster achievement of Company’s business goals.
THE ENNIS, INC. COMPENSATION COMMITTEE
Kenneth G. Pritchett, Chairman
James C. Taylor
James B. Gardner

Compensation Committee Interlocks and Insider Participation
     All of the members of the Compensation committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2006, no executive officer of the Company served as a member of the Board or on the compensation committee of a corporation where one of whose executive officers served on the Executive Compensation and Stock Option Committee or on the Board of this Corporation.

STOCK PERFORMANCE GRAPH
     The following graph compares the cumulative total shareholder return over a five-year period, assuming $100 invested at February 28, 2001 in each of (1) our Common Stock (2) S&P 500 Index and (3) Russell 2000 Index. Total shareholder return is based on the increase in the price of the common Stock with dividends reinvested. The stock price performance depicted in the Corporate Performance Graph is not necessarily indicative of future price performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ENNIS, INC., THE S & P 500 INDEX
AND THE RUSSELL 2000 INDEX

* $100 invested on 2/28/01 in stock or index-including reinvestment of dividends.
Fiscal year ending February 28.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm
Five Years Ended February 28, 2006

	Cumulative Total Return
	February	February	February	February	February	February
	2001	2002	2003	2004	2005	2006
ENNIS, INC.	100.00	134.86	151.16	234.97	246.49	294.82
S & P 500	100.00	90.49	69.96	96.92	103.68	112.38
RUSSELL 2000	100.00	100.34	78.17	128.52	140.77	164.12
Source: Research Data Group, Inc. www.researchdatagroup.com

AUDIT COMMITTEE REPORT
Audit Committee and Independent Registered Public Accountants
     The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of four non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the New York Stock Exchange as to independence, financial literacy and expertise. The Board has determined that at least one member, James B. Gardner, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on January 13, 2004. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Committee’s activities in this regard during the year 2006.
     On June 24, 2004, the Audit Committee dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm. On June 24, 2004, the Audit Committee engaged Grant Thornton LLP as the Company’s new independent registered public accounting firm for the fiscal year ended February 28, 2005 and 2006. The change in independent registered public accounting firm from Ernst & Young LLP to Grant Thornton LLP was reported in a Current Report on Form 8-K dated June 25, 2004.
     Ernst & Young LLP’s report on the consolidated financial statements of the Company’s for the fiscal year 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the Company’s consolidated financial statements as of and for the fiscal years ended February 29, 2004 and through June 24, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference thereto in its reports on the consolidated financial statements for such periods. During the Company’s fiscal years ended February 29, 2004 and through June 24, 2004, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
     The Audit Committee appoints the independent registered public accounting firm annually. Before appointing Grant Thornton LLP as our independent registered public accounting firm for fiscal 2005 and 2006, the Audit Committee carefully considered that firm’s qualifications. The Audit Committee reviewed and pre-approved permissible non-audit services performed by Grant Thornton LLP in fiscal 2005 and 2006, as well as the fees paid to Grant Thornton LLP for such services. In its review of non-audit service fees and its appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining Grant Thornton LLP’s independence.
     Prior to the appointment of Grant Thornton LLP, neither the Company nor anyone on its behalf consulted Grant Thornton LLP during the last two fiscal years regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, nor had Grant Thornton LLP provided to the Company a written report or oral advice regarding such principles or audit opinion.
     Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.
     Review with Management. The Audit Committee reviewed and discussed with management the audited and interim financial statements, including MD&A included in the Company’s Reports on Form 10-K and Forms 10-Q.
     Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with that firm its independence from the Company.
     Recommendation to the Company’s Board. Based on its review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2006.
THE ENNIS, INC. AUDIT COMMITTEE
James B. Gardner, Chairman
Harold Hartley
Thomas R. Price
Kenneth G. Pritchett

Independent Auditor’s Services and Fees
     Grant Thornton LLP served as our independent registered public accounting firm during our fiscal year ended February 28, 2006 and 2005. Ernst and Young, LLP performed a quarterly review with respect to our first quarter ended May 31, 2004. Our Audit Committee approved the dismissal of Ernst and Young LLP, which was effective on June 24, 2004. On June 24, 2004, our Audit Committee appointed Grant Thornton LLP as our independent registered public accounting firm.
     The report of Ernst & Young LLP’s related to our consolidated financial statements for the year ended February 29, 2004 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the year ended February 29, 2004 and through June 24, 2004, we had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its report on our consolidated financial statements.
     For the fiscal year ended February 28, 2006 and 2005, we were billed the following fees by our current independent registered public accounting firm, Grant Thornton LLP, and our former independent registered public accounting firm, Ernst and Young, LLP.

	Fiscal	Fiscal
Type of Service	2006	2005
     Audit Fees. Aggregate fees for professional services billed by Grant Thornton rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.

Audit Fees Billed by Ernst & Young	$—	$90,475
Audit Fees Billed by Grant Thornton	846,348	911,747
     Audit Related Fees. Aggregate fees billed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. Their services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation.

Audit Related Fees Billed by Ernst & Young	—	69,500
Audit Related Fees Billed by Grant Thornton	—	—

Tax Fees. Fees for tax services, tax advice, state, federal and international tax consultation.
Tax Fees Billed by Ernst & Young	—	9,850
Tax Fees Billed by Grant Thornton	72,888	28,672

Other. Fees for information services	2,100	4,200

	$921,336	$1,114,444

     The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

Other Matters
     The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.
Availability of Form 10-K and Annual Report to Shareholders
     SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended February 28, 2006, including the financial statements and the financial statement schedules, are available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

ENNIS, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS
June 29, 2006
The under hereby appoints Keith S. Walters, Michael D. Magill and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc, held of record by the undersigned at the close of business on May 1, 2006 at the Annual Meeting of Shareholders to be held June 29, 2006 or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
A. Election of Directors for Term Ending in 2009
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Godfrey M. Long	—	—

02 — Thomas R. Price	—	—

03 — Alejandro Quiroz	—	—
B. Issues
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	—	—	—
The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposal 1, and in the Proxies’ discretion on matters arising under 2. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.
C. Authorized Signatures - Sign Here - This section must be completed for your instruction to be executed.
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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